Assets Leasing Agreement

Party A (lessor): Shenzhou Chenguang Meat Products Factory
Address: Chenshi Town, Chenshi County, Shenzhou City
Party B (lessee): Hengshui Zhongpin Food Co., Ltd.
Address:

Whereas.

Both Party A and Party B signed assets leasing letter of intent on      , 2008. Both Parties have accomplished related stipulation of the letter of intent. Party A agreed to lease out the assets to Party B according to the agreement; Party B held Board of directors and agreed to lease the assets of Party A. In order to exert the production capacity of Party A’s equipments to maximize the economic benefit for both parties and gain win-win situation, under the principle of honesty and trust, equality and mutual benefit, and by friendly consultations, Party A and Party B agree to enter into agreement and carry it out as follows according to corresponding laws and regulations stated in “The Economic Contract Law of the People's Republic of China”:

Section One BASIC CONDITION OF LEASED ASSETS

1. Location of Leased Assets:
Chenshi Town, Chenshi County, Shenzhou City

2. Scope of Leased Assets:
Party A owns equipments for live pig slaughtering, cutting, refrigeration and cold storage and also has workshops, office buildings, dining-rooms, houses for guard, some buildings for official business and domicile and fitting equipments. The equipments include but not limited to water and electricity, dirt-discharge, pig house, logistics, dwelling house, office building and other facilities, manufacturing instruments, lands related to the above leased properties (including greenbelt, plants, flower and grass), roadways, bounding wall and so forth.

The above mentioned assets are on the basis of assets listed in the agreement’s attachment “Leased Assets listing”.

3. Function of Leased Assets
Hogs purchasing, slaughtering & processing, refrigeration and storage, sales.
If Party B needs to make reconstruction and expanded construction for arts & crafts as well as process, Party A shall bear all expenses occurred under the premise of keeping Party A’s assets intact or improving assets’ efficiency; if Party B needs to change the function, it is necessary to get permission in written form from Party A. The expenses attributed to function transfer will be assumed by Party A.

Section Two DELIVERY STANDARD OF LEASED ASSETS

1. The delivery standard of leased assets means the required standard that once lessor delivers leased property to lessee.
2. Take manufacturing equipment operating well as its standard without deformity or damage. Asset in “Leased Assets listing” shall be given clear indication of purchase year, producing area and brands and so forth.
3. Take house and equipment working well as its standard. The list shall be given clear indication of quality condition, constructing or purchasing year, fixed year of installation and use, producing area and brands and so on.

Section Three LEASE TERM

1. Both Party A and Party B agree that the term for the above lease will be three years from 1st, December, 2008 to 30th, November, 2011.
2. If Party B plans to continue leasing after the expiration date of the agreement, Party A shall be given a written notice a month before expiration. Within 10 days after receiving the notice, Party A shall inform Party B in written form whether he agrees to continue leasing or not. Otherwise, it shall be regarded as an approval that both should execute the agreement. Or through another negotiation, both sign the renewal of the contract.
3. During lease term and after expiration, if a third party makes an offer to purchase the assets Party A leased to Party B, Party B shall have priority under the same condition.

Section Four RENTS, PAYMENT TERM AND METHOD

1. Rent standard: Party B shall pay ¥1,800,000 RMB per year for leasing assets of Party A, that is to say annual rents is ¥1,800,000 RMB.
2. Payment method: Prepaid method is adopted here. The first rent for six-month lease is paid within 15 days upon entering into the agreement. And after the first payment and during the whole lease period, the rent is paid by quarter in a prepaid way, and quarterly rent shall be paid within the last 15 days of each quarter until the rent for the whole lease period has been paid.
3. Payment approach and condition: Party A shall render a formal invoice 7 days before the date of  rent payment by Party B and provide Party A’s rent receiving account number with Party A’s seal, then Party B shall pay the rent via bank remittance.

Section Five DELIVERY OF LEASE
1. Within 10 days after entering into the agreement, Party A shall provide the list of lease assets to Party B, and two parties shall conduct review and preliminary test to the leased assets.
2. Party A shall repair or supplement the equipments and facilities with quality problems that discovered in the preliminary test to make sure of the purpose of the lease agreement can be achieved.
3. Within 15 days upon entering into the agreement, Party A shall deliver the lease to Party B. If the delivery date is disagree with the beginning date of the lease term, this delivery date shall be regarded as beginning date of lease term. The expiration date of the lease term shall be adjusted accordingly.
4. Upon the lease being delivered, both parties shall sign or seal to confirm in the list of leased asset. The delivery date is the dividing point for the two Parties to undertake corresponding responsibilities for the lease assets, and the delivery date is also the beginning date when calculating the rent.
5. If Party A delivers equipment with quality problem or flaw to Party B, Party B can refuse to accept it and remove the goods from the list. However, to the equipment which influences Party B to realize the purpose of the agreement, Party A shall be responsible to repair it to normal standard for use. If Party A delays to mend it, Party B can repair it by himself or ask a third-party to repair it to normal standard for use. The expenses caused by it shall be assumed by Party A.

Section Six REPAIR, MAINTENANCE AND MANAGEMENT OF LEASE

1. Party B shall be responsible for ordinary repair, maintenance and management of the leased assets. The management scope includes affiliated facilities and land related to the lease assets; Party B shall assume the management expenses while Party A has right to supervise and check up the lease.
2. Party B shall find out all kinds of hidden trouble in time to prevent from risk.
3. Party B shall be responsible for repairing or acquirement of major equipments or large facilities, and assuming the relevant expenses.
4. Party A shall bear responsibilities to the maintenance and overhaul of the buildings (workshops, buildings and other houses) rented by Party A and assume all relevant expenses.
5. Party B shall be responsible for the annual survey and checkup in order to guarantee the normal use for all lease assets and assume the related expenses.
6. During lease term, if some low-value consumption goods, such as iron box, or other articles without repairing value, can't be used any more, Party B shall deliver them to Party A. Therefore, Party A shall deal with related procedures and Party B shall no longer be responsible for that.
7. During lease term, Party B shall be responsible for the safety and management of lease assets of Party A, while Party B shall cooperate, and can not refuse other party to use them reasonably for management excuses.

Section Seven DISPOSAL ON CONSUMABLE ENERGY SOURCES, RAW MATERIALS, LOW-VALUE CONSUMPTION GOODS, WORK TOOLS, PARTS AND ACCESSORIES
1. On the day Party A delivers all lease assets to Party B, Party A shall verify and hand over the consumable energy sources, including water, electricity and gasoline. Party A shall be responsible for the expenses before verification while Party B shall answer for the cost after verification.
2. Party B can purchase the present materials and low-value consumption goods of Party A with One-off payment according to current market price. However, Party A can keep and dispose them if both parties will not reach to an agreement.

3. When Party A hands over the work tool and Parts &Servicepurchased by himself, it is necessary to give clear indication of producing area, names, brands and fixed year for use and purchased prices; after expiration or termination of the agreement, Party B shall complement the damaged and used equipments with equal quality and quantity or compensate in terms of the prices purchased by Party A.
4. All free accessories (including but not limited to instruction, blueprint, work tool and Parts, etc.) will be taken one-off hand over and registration free of charge by Party A and mustn’t be hidden and destroyed.
5. Party A shall install interfaces of energies like water, electricity, gasoline or refrigeration to where Party B’s lease properties located so that Party B can use it directly and assure Party B can receive equal treatment or favorable treatment on using energy or resources under the agreement period.

Section Eight CREDITOR’S RIGHTS AND LIABILITIES
1. Since it is a lease agreement and Party A and B both are independent corporate entities, the former right and liability of credit of both shall have nothing to do with this assets lease. Party A and B shall not be responsible for each other's creditor’s rights and liabilities.
2. If the right and liability are caused by each party respectively during the term of lease, they shall take their respective responsibilities and the other Party shall not take related responsibility and will not also assume other duty due to termination of the agreement.

Section Nine LABOR EMPLOYMENT
1. Since the agreement is a lease and Party A and B all are independent corporate entities, Party B shall not be responsible for the former employees of Party A; Party B can hire new employees publicly in terms of national laws and regulations, however, under the same condition, the former employees can be chosen according to their achievements and capabilities; after former employees are hired by Party B, their salaries and benefits will be consistent to those of other employees hired publicly.
2. Party A shall take charge to deal with any problem before the transfer of its employees. Party

B shall not be responsible for that.
3. Party B shall preside over the safety, salaries, benefits and expenses of all employees independently while Party A shall not be responsible for that.

Section Ten RETURN OF LEASE ASSETS
1. After the agreement is rescinded or terminated, Party B shall be responsible for the right and duty caused by him during lease, settle all payable expenses and return the lease within 20 days.
2. According to the “Lease Assets Listing,” Party B shall submit the return report to Party A in written form within seven days after rescission or termination of the agreement. Party A shall verify the return lease within seven days after it has been returned. If the return lease is not verified by Party A more than seven days, Party B shall be regarded to carry out his duty in terms of the agreement.
3. After lease assets are verified by both parties, Party B shall repair or purchase the lost and destroyed equipment and establishment brought forward by Party A within seven days in order to guarantee the assets of Party A in good condition.
4. During lease term, the assets purchased by Party B shall belong to Party B; after rescission or termination of the agreement, Party B can make reasonable prices for Party A or take them by himself. However, Party B shall remove the equipment and establishment set up by himself under the premise of not influencing the security or function of assets of Party A or not causing any damage or hidden trouble.

Section 11 LEASE COOPERATION
1. Party A shall assist Party B to finish the registration of Party B’s wholly-owned subsidiary of Hengshui Zhongpin Food Co., Ltd  before the execution of the asset lease agreement, and this agreement shall be implemented by Hengshui Zhongpin Food Co., Ltd.
2. Hengshui Zhongpin Food Co., Ltd., which is owned by Party B, shall use Party A’s assets leased by Party B, and make Party B’s own management decisions independently and take full responsibility for Party B's own profits and losses.
3. Party A shall assist Party B to apply for the certificate of slaughtering hogs at specified spot for the operations of Hengshui Zhongpin Food Co., Ltd., located in Shenzhou, and Party B shall assure Party B can receive it before the lease begins.

4. Party B shall pay for the fees including test fees, water fees, water quality testing fees, pollution emission fees and all the official fees during the production and operation period. Party A shall also pay for land tax and real estate tax during lease term.
5. During the lease period, all products produced by Party B are to be sold under Party B’s own brand; Party A shall assist to be responsible for purifying and managing the market  to prevent the appearances of fake products, in order to avoid events that might influence both parties’ image and reputation.
6. If both Parties get volunteer allowances from the government during lease term, they shall share it at Party A 1: Party B 2, that is, Party A shares 1/3 while Party B shares 2/3. The division of such allowances is over automatically when this policy terminates.
7. Government allowance seek should be responsible by Party A with an assistance from Party B. The fees incurred shall be taken by both Parties at 50% for each, but shouldn’t be offset by allowance. Party A shall directly pay the amount of allowance that Party B deserves on the second day upon getting allowance.
8. During the lease term, Party A is responsible to report, communicate and coordinate with local government and governmental functional department to ensure Party A enjoys the favorable policies the same or higher than Party B enjoys (include but not limited to examination fees); and ensure Par B has good security and external environment.
9. During the lease period, Party A shall make efforts to get funds support from local government and functional department to put into related program. In principle specific funds support should be used for specific program and its responsibility should be take by user.

Section 12 PARTY A’S RIGHTS AND OBLIGATIONS
1. Party A has right to sign the contract and shall be obliged after the contract takes into effect.
2. Party A Shall have the right to demand Party B to pay rents according to the agreed amount under the contract.
3. Party A has the all ownership of the lease property. Party A owns the right to supervise assets safety maintenance, rights and interests during its operational management, but should not effect Party B’s normal operation.

4. Party A pledges the leased property ownership belongs to Party A, and hasn't rent its use rights out to the third Party, also hasn't conduct a mortgage guarantee for lease assets, corresponding land or accessories.
5. Party A guarantee there is no disagreement on ownership and shall not affect Party B's normal production and operation activities due to Party A's reasons.
6. Party A pledges that in the lease term, Party A shall not make any new guarantee or other limitations regarding on other rights.
7. Party A pledges the dated as terminate date of this agreement, the leased property are applicable to use.
8. Party A pledges not to intervene Party B's formal business and operation.
9. Party A pledges and assures during Party B's lease term, roadways and channels are unblocked and shall not charge fees on road and transportation from Party B by any reason.
10. Party A shall assist Party B in petitioning the local government to strictly put favorable policies, coordinate and handle various social relationships during the term of the contract in order to assure Party B enjoys equal treatment in local spot.
11. During lease term, Party A can't engage in production the same as Party B in the Shenzhou administrative area.
12. Party A pledges to assure sewage disposal facility, arts and crafts shall meet the Emission Standard A, Level One of "Water Pollution Emission Criteria For Meat Production Industry" GB13457-92. Problems during operation shall be assumed by Party B.
13. Party A pledges to assist Party B to conduct normal production and operations on the date of entry.

Section 13 PARTY B'S RIGHTS AND OBLIGATIONS
1. Party B has the right to sign the contract and shall be bounded to the items and clauses herein once the contract has taken effect.
2. Party B shall pay for the rent to Party A as regulated; if any third party claims to the leased property which prohibits Party B to use or get gains from the leased property, Party B has the right to decrease rent or refuse to pay.
3. Party B pledges not to engage the illegal activities with leased property.
4. Party B is responsible for the maintenance of the leased assets; after obtained the consent from Party A, Party B can enhance the leased assets or add additional assets, and conduct the technical improvements or craftwork adjustments, accordingly, the newly added assets shall belong to Party B.

5. Party B shall use leased property according to this agreement or the features of the leased property, and Party B doesn’t take the compensation obligation for the fair wear and tear.
6. During lease term, Party B doesn’t have such rights, including but not limited to sell, rent, transfer and give guarantee with the leased assets, or make the leased assets as mortgages.
7. Party B shall pay the taxes and expenses involved in normal operation during the leased term.

Section 14 MODIFICATIONS, DISSOLUTION AND TERMINATION OF THE AGREEMENT
1. Since the execution, either Party shall not make bold to modify the Agreement, if needed, both Parties shall negotiate and make modifications in written form with each Party’s consent.
2. Either Party that has to release from the Agreement in advance of the expiration date, it shall notify the other Party two months earlier and with the negotiation, the Agreement can be unchained.
3. If the Agreement has to be exempted ahead of the expiration date because of legal issue or stipulated issue, neither Party shall undertake the default obligation.
4. The Agreement shall be terminated automatically at the expiration date of the contract.

Section 15 BREACHING OBLIGATIONS
1. Both Parties shall hand over and take over the lease assets according to the provisions and clauses in the Agreement. In the event that Party A fails to deliver the lease to Party B or Party B fails to return the lease to Party A according to the Agreement, the defaulting party shall pay 20,000 RMB to the observant party per day for such delay.
2. In the event that Party B fails to pay rent during the leasing period according to the Agreement, Party B shall pay defaulting penalty with the amount of 1% of the rent due per day to Party A since the due date, and the default penalty shall be increased to the amount of 2% of the rent due if the delayed days has passed 15 days since the due date of such rent fee.
3. Party A shall ensure the normal use of the leased assets, if Party B’s leasing operation is impacted by litigation or arbitration, Party A shall pay the penalty with the amount of 50,000 RMB to Party B; if any discontinuance of the Agreement is caused because of such litigation or arbitration, Party A shall pay the penalty as much as the rent fee for such suspension period; if termination of the Agreement is caused because of such litigation or arbitration, Party A shall pay the penalty as much as the rent fee for the unexpired term.

4. In the event of either Party breaches any liability, commitment, guarantee or obligation of the Agreement, the defaulting Party shall undertake the penalty of 50,000 RMB. If such penalty can not cover the other party’s losses and damages, the breaching party shall be responsible for the other party’s losses.
5. Party A shall be responsible for the renewal, installment, maintenance, examination and repair on time to the leased assets as stipulated in the Agreement and all the charges incur in this regard shall be undertaken by Party A and Party A shall not influence Party B’s normal operation because of such responsibility performance.
6. If Party A breaches Item 5, 6 or 7 under Section 12 leading to Party B’s abnormal operations, Party A shall be responsible for the defaulting liability and pay Party B the penalty as much as the total rent for the period from the breaching date to the expired date of the Agreement.
7. If either party changes the Agreement without the consent of the other party and with the reasons unrelated with legal or stipulated issues, this Party shall undertake the default obligation to the other party and the default penalty shall be as much as the amount of the rent fee for the period from the release date to the expiration date of the Agreement.

Section 16 GOVERNING LAWS
This Agreement and all rights and obligation hereunder shall be governed by the laws, rules of the People's Republic of China.

SECTION 17 SETTLEMENT OF DISPUTES
Both sides shall settle the disputes arising from performance of the contract through consultation; should both parties fail to reach agreement, the parties shall respond to the Beijing Arbitration Committee for arbitration.

SECTION 18 FORCE MAJEURE
1. The force majeure in this contract refers to any riot, civil strife, war, adjustments to governmental policies, rules, or earthquake, visitation of Providence or other unpredictable, unavoidable, unconquerable reasons.
2. Should either party be influenced by the force majeure and be unable to perform its obligations and liabilities under the contract, its liabilities and obligations shall be discontinued during the period of force majeure, and the term for such obligations shall be automatically extended until the discontinuance of the force majeure and such party shall be exempted from the correlated liabilities causing from the force majeure.
3. Either Party that encounters force majeure shall notify the other Party in written form immediately and provide evidence indicating the duration of the force majeure within 30 days since the end of the accident.
4. In the event of any force majeure, either party shall negotiate immediately for the reasonable settlement and shall make all the reasonable and fair efforts to minimize the bad impact arising from the force majeure.
5. If the duration of the force majeure exceeds 120 days and both parties are unable to get a reasonable settlement through negotiation, either party can terminate the contract without undertaking defaulting liabilities.

SECTION 19 MISCHELLAEOUS
1. As an indispensable part of this contract, the exhibition has the same legal effect.
2. Regarding the clauses not completely inclusion in the contract, both parties shall enter into a supplemental agreement in written form, which shall be an inalienable part of the contract with the same legal effect.
3. The agreement shall be in effect upon the authoritative representatives’ signatures with seal.
4. There are six duplicates of the contract and each party shall hold three with the same legal effect.

Exhibits:
Leasehold List: facilities and equipments, buildings and affiliated facilities list

Party A: Shenzhou Chenguang Meat Products Factory
Authorized Representative: (Seal) /s/ Gao Yusu
Date: November 26, 2008

Party B: Hengshui Zhongpin Food Co., Ltd
Authorized Representative: (Seal) /s/ Liu Chaoyang
Date: November 26, 2008